 Exhibit 99.1

For Immediate Release

Contact:  Shareholder Relations
                 951-271-4232
                 shareholderinfo@vineyardbank.com

Vineyard National Bancorp Appoints Chief Lending Officer to Expand Lending Franchise

Corona, California (March 12, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), announced that effective today, Michael Cain has joined Vineyard as executive vice president and chief lending officer.

The newly created position of chief lending officer is part of the company’s continuing strategic initiative to maximize its core lending expertise into broader and more diverse markets, while managing toward an optimal mix of loans within its portfolio of assets. Together, these efforts will assist the organization to mitigate market and concentration risk in a changing environment, and provide for increased capacity and liquidity in its lending operations. As the new chief lending officer, Mr. Cain will continue to build upon the company’s existing franchise by broadening both the type and the reach of its product lines.

Mr. Cain’s areas of responsibility will include the management and expansion of the company’s real estate lending operations, including, luxury home construction, affordable tract home construction, commercial construction, repositioning and permanent loans secured by commercial real estate, and SBA lending. In addition, Mr. Cain will be responsible for the development of a real estate group which will focus on loans slated for distribution to other financial intermediaries.

Mr. Cain joins Vineyard with over 25 years of banking experience, having held senior management positions at GE Capital Real Estate, CWCapital, Citibank and other regional banks. In addition to portfolio lending experience, Mr. Cain brings commercial conduit and structured finance experience to the organization. Immediately prior to joining Vineyard, Mr. Cain was the senior vice president and western regional manager at CWCapital, a significant lender in the commercial real estate market.

“As we continue to execute our strategic plan, it is with great pleasure we welcome Michael to our team,” said Norman Morales, president and chief executive officer. “Michael’s extensive knowledge and experience within the real estate lending industries and our market place will be an instrumental part of Vineyard’s continued success. Further, his success in building books of business will enhance our continuing efforts to strengthen and broaden our specialty niches throughout the communities and markets we serve and will position the organization for expansion into new markets.”

The company is a $2.3 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.